Exhibit 5.1

May 31, 2019

Mercer International Inc.

700 West Pender Street, Suite 1120

Vancouver, British Columbia

Canada V6C 1G8

Re:	Mercer International Inc.—Registration Statement on Form S-4 of $350,000,000 of 7.37500% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to Mercer International Inc., a Washington corporation (the “Company”) in connection with the registration of $350,000,000 aggregate principal amount of 7.37500% Senior Notes due 2025 (the “Senior Notes”) of the Company under the Securities Act of 1933, as amended (the “Act”) to be issued pursuant to the Indenture dated as of December 7, 2018 (the “Indenture”) between the Company and Wells Fargo Bank National Association, as trustee (the “Trustee”) in exchange for certain outstanding debt obligations of the Company.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering the opinions in this opinion letter. In our examination of such documents we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form S-4 relating to the Senior Notes (the “Registration Statement”) has become effective under the Act, and (ii) the Senior Notes have been duly executed and authenticated in accordance with the terms of the Indenture, and issued and exchanged as contemplated by the Registration Statement, the Senior Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (b) to general principles of equity (including without limitation standards of materiality, good faith, fair dealing and reasonableness), whether such enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the laws of the State of New York and the Washington Business Corporation Act as in effect as of the date of this opinion letter, and we disclaim any opinion as to the laws of any other jurisdiction. We do not express any opinion regarding the Act or any federal laws or regulations or any “Blue Sky” securities laws of any state. We also express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Senior Notes. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

We further advise you that:

A.

As noted, the enforceability of the Senior Notes is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Senior Notes, these principles will require the parties thereto to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Senior Notes and will preclude the parties thereto from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B.

The enforceability of the Senior Notes is subject to the effects of (i) Section 1-102 of the New York Uniform Commercial Code (the “New York UCC”), which provides that obligations of good faith, diligence, reasonableness and care prescribed by the New York UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of the New York UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

C.

The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue provisions, waivers of jury trial and waivers of the benefits of statutory provisions may be limited on public policy grounds.

D.

Provisions of the Senior Notes requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Senior Notes will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, all of which are assumptions which we have not independently verified.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus or any supplement thereto constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is given on the basis of statutory laws and judicial decisions in effect, and facts existing, as of the date hereof. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion letter.

Very truly yours,

/s/ Davis Wright Tremaine LLP